Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

SUNSHINE BANCORP, INC.,

SUNSHINE INTERIM CORP.

And

COMMUNITY SOUTHERN HOLDINGS, INC.

Dated as of February 4, 2015

ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 4, 2015, is by and among (i) Sunshine Bancorp, Inc., a Maryland corporation (“Sunshine Bancorp”), (ii) Sunshine Interim Corp., a Florida corporation and wholly-owned subsidiary of Sunshine Bancorp (“Merger Sub”) and (iii) Community Southern Holdings, Inc., a Florida corporation (“CS Holdings”). Each of Sunshine Bancorp, Merger Sub and CS Holdings is sometimes individually referred to herein as a “party,” and Sunshine Bancorp, Merger Sub and CS Holdings are collectively sometimes referred to as the “parties.”

RECITALS

1. Sunshine Bank, a federal stock savings bank, is a wholly-owned subsidiary of Sunshine Bancorp.

2. The Parties desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Florida Business Corporation Act (the “FBCA”), merge with and into the CS Holdings (the “Merger”) with CS Holdings as the surviving corporation. As part of the Merger, each outstanding share of CS Holdings common stock will be cancelled in exchange for the right to receive the cash payment specified herein.

3. The board of directors of CS Holdings has unanimously approved and recommended that CS Holdings’ shareholders approve this Agreement, the consummation of the transactions contemplated hereby, and the execution and delivery of this Agreement by CS Holdings.

4. The (i) board of directors of Sunshine Bancorp has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement and has approved and declared advisable this Agreement, and (ii) the board of directors of Merger Sub has unanimously approved and recommended that Merger Sub’s shareholder approves this Agreement, and Sunshine Bancorp, as the sole shareholder of Merger Sub, has approved this Agreement.

5. Immediately after the Merger, Community Southern Bank, a Florida-chartered commercial bank and wholly-owned subsidiary of CS Holdings (“Community Bank”), will merge with and into Sunshine Bank, with Sunshine Bank as the surviving bank (the “Bank Merger”), and, if Sunshine Bancorp elects, CS Holdings will merge with and into Sunshine Bancorp, with Sunshine Bancorp as the surviving corporation.

6. As a condition to the willingness of Sunshine Bancorp to enter into this Agreement, each of the directors and executive officers of CS Holdings has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Sunshine Bancorp (the “CS Holdings Voting Agreements”), pursuant to which each director and executive officer has agreed, among other things, to vote all shares of common stock of CS Holdings owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the CS Holdings Voting Agreements.

7. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

8. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01 Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Acquisition Proposal” has the meaning given to that term in Section 5.12(a) of this Agreement.

“Additional Merger Consideration” shall mean a payment of $0.0016 for each day, from August 1, 2015 through the day that is two business days prior to the Effective Time, provided that: (i) the CS Holdings Minimum Equity shall not be less than $29,426,000; (ii) the CS Holdings Minimum Allowance shall not be less than $1,729,000, unless such number is decreased as advised in writing by CS Holdings’ independent auditor or directed in writing by any Regulatory Authority; and (iii) CS Holdings is not otherwise in breach of any provision of this Agreement as of July 31, 2015.

“Advisory Board” has the meaning given to that term in Section 6.06(f) of this Agreement.

“Affiliate” means with respect to any Person, any Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this Agreement and Plan of Merger.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or non-objection of the transactions described in this Agreement.

“Articles of Merger” has the meaning given to that term in Section 2.03 of this Agreement.

“Bank Merger” means the merger of Community Bank with and into Sunshine Bank with Sunshine Bank as the surviving entity.

“Bank Merger Effective Date” means the date that the Articles of Combination are filed with the OCC or such other date as determined in accordance with applicable law.

“Benefits Schedule” has the meaning given to that term in Section 3.12(m) of this Agreement.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning given to that term in Section 7.01 of this Agreement.

“Certificate” means certificates or book entry shares evidencing shares of CS Holdings Common Stock held by its shareholders.

“Community Bank” means Community Southern Bank, a Florida-chartered commercial bank and wholly-owned subsidiary of CS Holdings.

“Community Bank Common Stock” has the meaning set forth in Section 3.02(d) of this Agreement.

“Community Bank Preferred Stock” has the meaning set forth in Section 3.02(d) of this Agreement.

“Continuing Employees” has the meaning set forth in Section 6.06(a) of this Agreement.

“Closing” has the meaning given to that term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to that term in Section 2.03 of this Agreement.

“COBRA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning given to that term in Section 11.01 of this Agreement.

“Continuing Employees” has the meaning given to that term in Section 6.06(a) of this Agreement.

“CS Holdings” means Community Southern Holdings, Inc., a Florida corporation.

“CS Holdings 401(k) Plan” shall mean the Community Bank 401(k) Plan.

“CS Holdings Common Stock” means the common stock of CS Holdings described in Section 3.02(a).

“CS Holdings Compensation and Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“CS Holdings Disclosure Schedules” means the Disclosure Schedules delivered by CS Holdings to Sunshine Bancorp pursuant to Article 3 of this Agreement.

“CS Holdings Financial Statements” means the audited consolidated financial statements of CS Holdings as of December 31, 2013 and 2012 and for the two years ended December 31, 2013, including the notes thereto, and (ii) the unaudited consolidated financial statements of CS Holdings as of and for the 12 month period ended December 31, 2014.

“CS Holdings IT Systems” has the meaning given to that term in Section 3.23(b) of this Agreement.

“CS Holdings Minimum Allowance” shall mean CS Holdings’ allowance for loan losses at July 31, 2015, which has been reviewed and certified as to its accuracy in writing by CS Holdings’ independent auditor no later than August 10, 2015.

“CS Holdings Minimum Equity” shall mean CS Holdings’ Tangible Book Value, as of July 31, 2015, which has been reviewed and certified as to its accuracy in writing by CS Holdings’ independent auditor no later than August 10, 2015.

“CS Holdings Non-qualified Deferred Compensation Plan” has the meaning given to that term in Section 3.12(i) of this Agreement.

“CS Holdings Options” has the meaning given to that term in Section 2.06(a) of this Agreement.

“CS Holdings Option Plans” has the meaning given to that term in Section 2.06(a) of this Agreement.

“CS Holdings Series A Preferred Stock” shall mean each issued and outstanding share of the Senior Non-Cumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, having a liquidation preference of $1,000 per share, of CS Holdings that was issued to the U.S. Treasury.

“CS Holdings Recommendation” has the meaning given to that term in Section 5.13 of this Agreement.

“CS Holdings Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“CS Holdings Regulatory Reports” means the Call Reports of Community Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended December 31, 2013 through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar quarter beginning with the quarter ended December 31, 2013 through the Closing Date.

“CS Holdings Representatives” has the meaning given to that term in Section 5.12(a) of this Agreement.

“CS Holdings SERP” shall mean the Community Southern Bank Supplemental Executive Retirement Plan dated January 1, 2011.

“CS Holdings Shareholders” has the meaning given to that term in Section 2.04(b) of this Agreement.

“CS Holdings Shareholder Approval” has the meaning given to that term in Section 3.03(a) of this Agreement.

“CS Holdings Shareholders Meeting” has the meaning given to that term in Section 5.13 of this Agreement.

“CS Holdings Subsequent Determination” has the meaning given to that term in Section 5.12(e) of this Agreement.

“CS Holdings’ Tangible Book Value” shall mean the shareholders’ equity of CS Holdings, calculated in accordance with GAAP excluding the effect of (i) intangible assets, (ii) the amount of any expenses of CS Holdings previously incurred, accrued or associated with or related to the transactions contemplated by this Agreement, including legal fees, accounting fees, investment banking or brokerage fees, consulting fees, change in control payments, and salary continuation payments, and (iii) any unrealized gains or any unrealized losses in the CS Holdings securities portfolio.

“CS Holdings Voting Agreements” has the meaning given to that term in the Recitals.

“CS Holdings Warrants” has the meaning given to that term in Section 2.06(b) of this Agreement.

“CS Holdings Warrant Plans” has the meaning given to that term in Section 2.06(b) of this Agreement.

“Department of Labor” shall mean the United States Department of Labor.

“Dissenting Shares” shall have the meaning set forth in Section 2.05.

“Dissenting Shareholder” shall have the meaning set forth in Section 2.05.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to that term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by Sunshine Bancorp that shall act as agent for Sunshine Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to that term in Section 2.08 of this Agreement.

“Excluded Shares” has the meaning given to that term in Section 2.04(a) of this Agreement.

“Expense Reimbursement” has the meaning given to that term in Section 10.02(b)(iii) of this Agreement.

“FBCA” means the Florida Business Corporation Act.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“401(k) Plan Termination Date” has the meaning given to that term in Section 5.14 of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, the Federal Reserve Bank of Atlanta.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“HOLA” mean the Home Owners’ Loan Act, as amended.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means those facts that are known or should have been known after due inquiry by, with respect to CS Holdings, those persons set forth on CS Holdings Disclosure Schedule 1.01(a), and with respect to Sunshine Bancorp, those persons set forth on Sunshine Bancorp Disclosure Schedule 1.01(a), and with respect to both parties includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other written notice received by that Person.

“Material Adverse Effect” means, with respect to Sunshine Bancorp or CS Holdings, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Sunshine Bancorp and the Sunshine Bancorp Subsidiaries taken as a whole, or CS Holdings and Community Bank taken as a whole, respectively, or (ii) does or would materially impair the ability of Sunshine Bancorp, on the one hand, or CS Holdings, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account: (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Governmental Entities; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (c) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) taken with the prior written consent of the other Party; (d) the announcement of this Agreement and the transactions contemplated hereby, and the effects of complying with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries.

“Material Contracts” shall have the meaning given that term in Section 3.08(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” means the merger of Merger Sub with and into CS Holdings, with CS Holdings as the surviving entity.

“Merger Consideration” shall mean a cash payment equal to eleven dollars and sixty six cents ($11.66), plus the Additional Merger Consideration, if any.

“Merger Sub” means Sunshine Interim Corp., a Florida corporation and wholly-owned subsidiary of Sunshine Bancorp.

“Mergers” means collectively the Merger and the Bank Merger.

“MGCL” means Maryland General Corporation Law.

“Notice of Superior Proposal” has the meaning given to that term in Section 5.12(e) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Office” shall mean the Florida Office of Financial Regulation.

“Option Consideration” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which CS Holdings or Community Bank participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“Person” means any individual, corporation (profit or not-for-profit), general or limited partnership, joint venture, limited liability company, estate association, trust association, or jurisdiction, Government Entity “group” (as that term is defined under the Exchange Act) or any other entity of any kind of nature.

“Pre-Closing” has the meaning given to that term in Section 9.02 of this Agreement.

“Preferred Certificate” has the meaning given to that term in Section 2.07(a) of this Agreement.

“Proxy Statement” has the meaning given to that term in Section 5.13 of this Agreement.

“Regulatory Approvals” means the approvals of the Regulatory Authorities that are necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement (including the approval of the relevant Regulatory Authority for a cash dividend from Sunshine Bank to Sunshine Bancorp prior to the Closing Date to provide all or a portion of the Merger Consideration, any Option Consideration, any Warrant Consideration, the assumption or redemption of the CS Holdings Series A Preferred Stock and any other transactions contemplated hereby).

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties or the transactions contemplated by this Agreement, including without limitation the FDIC, the OCC, the FRB, the U.S. Treasury and the Office.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the board of directors or other persons performing similar functions, are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Sunshine Bank” means Sunshine Bank, a federal stock savings bank and wholly-owned subsidiary of Sunshine Bancorp.

“Sunshine Bank ESOP” means the Sunshine Bank Employee Stock Ownership Plan.

“Sunshine Bancorp” means Sunshine Bancorp, Inc., a Maryland corporation.

“Sunshine Bancorp Compensation and Benefit Plan” has the meaning given to that term in Section 6.06(a) of this Agreement.

“Sunshine Bancorp Regulatory Agreement” has the meaning given to that term in Section 4.09 of this Agreement.

“Sunshine Bancorp Series A Preferred Stock” shall mean each issued and outstanding share of the Senior Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share, having a liquidation preference of $1,000 per share, of Sunshine Bancorp that is proposed to be issued to the U.S. Treasury.

“Sunshine Bancorp Subsidiary” means a Subsidiary of Sunshine Bancorp.

“Sunshine Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by Sunshine Bancorp to CS Holdings pursuant to Article 4 of this Agreement.

“Superior Proposal” has the meaning given to that term in Section 5.12(b) of this Agreement.

“Termination Date” means November 30, 2015.

“Termination Fee” has the meaning given to that term in Section 10.02(b)(iii) of this Agreement.

“U.S. Treasury” shall mean the United States Department of the Treasury.

“Warrant Consideration” has the meaning given to that term in Section 2.06(b) of this Agreement.

ARTICLE 2

THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Mergers; Surviving Entities.

The Mergers will be effected as follows:

(a) The Merger. Merger Sub shall merge with and into CS Holdings, with CS Holdings as the surviving corporation in the Merger. The separate existence of Merger Sub shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Merger Sub shall be transferred to and assumed by CS Holdings as the surviving entity in the Merger, without further act or deed, all in accordance with the FBCA. The Articles of Incorporation and Bylaws of CS Holdings as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(b) The Bank Merger. Immediately following the Merger, Community Bank shall merge with and into Sunshine Bank with Sunshine Bank as the surviving entity pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. Except as provided in Section 2.10 below, the directors and officers of Sunshine Bank immediately prior to the Bank Merger Effective Date shall be the initial directors and officers of the surviving entity.

(c) Subsequent Merger. Immediately following the Merger, Sunshine Bancorp may elect to merge CS Holdings with and into Sunshine Bancorp, with Sunshine Bancorp as the surviving entity. If Sunshine Bancorp elects to merge CS Holdings with and into Sunshine Bancorp: (i) the separate existence of CS Holdings shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of CS Holdings shall be transferred to and assumed by Sunshine Bancorp as the surviving entity in the merger, without further act or deed, all in accordance with the MGCL or FBCA, as applicable; (ii) the Articles of Incorporation and Bylaws of Sunshine Bancorp as in effect immediately prior to the completion of the merger shall be the Articles of Incorporation and Bylaws of the surviving corporation, until thereafter amended as provided therein and by applicable law; and (iii) except as provided in Section 2.10 below, the directors and officers of Sunshine Bancorp immediately prior to the completion of the merger shall be the initial directors and officers of the surviving corporation.

Section 2.02 Effect on Outstanding Shares of Merger Sub Common Stock.

At and after the Effective Time, and as a result of the Merger, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of CS Holdings Common Stock.

Section 2.03 Closing; Effective Time.

The closing (“Closing”) shall occur upon five business days’ notice by Sunshine Bancorp to CS Holdings and no later than the close of business on the tenth business day following, the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger (the “Articles of Merger”) with the Secretary of the State of Florida on the date of closing (the “Closing Date”), in accordance with the FBCA. The “Effective Time” means the date and time upon which the Articles of Merger is filed with the Secretary of the State of Florida, or as otherwise stated in the Articles of Merger, in accordance with the FBCA.

Section 2.04 Conversion of CS Holdings Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Sunshine Bancorp, Merger Sub, CS Holdings or the holders of any of the shares of CS Holdings Common Stock, the Merger shall be effected in accordance with the following terms:

(a) All shares of CS Holdings Common Stock owned by Sunshine Bancorp or its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Excluded Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration for cancelling or extinguishing such shares.

(b) Each share of CS Holdings Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) held by the shareholders of CS Holdings (“CS Holdings Shareholders”) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to the Merger Consideration.

(c) After the Effective Time, shares of CS Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be no longer outstanding and shall automatically be canceled and shall cease to exist and, except as to Excluded Shares and Dissenting Shares, shares held by CS Holdings Shareholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

Section 2.05 Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, shares of CS Holdings Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the FBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of CS Holdings or the Surviving Corporation with respect to shares of CS Holdings Common Stock, except those provided under applicable provisions of the FBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of CS Holdings Common Stock held by him in accordance with the applicable provisions of the FBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his right to appraisal, in which case such shares of CS Holdings Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates, pursuant to Section 2.08. Sunshine Bancorp shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. CS Holdings shall not, except with the prior written consent of Sunshine Bancorp, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. CS Holdings shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the FBCA. Any payments made in respect of Dissenting Shares shall be made by Sunshine Bancorp as the Surviving Corporation.

Section 2.06 Treatment of CS Holdings Options and CS Holdings Warrants

(a) CS Holdings Disclosure Schedule 2.06(a) sets forth all of the outstanding and unexercised options to acquire shares of CS Holdings Common Stock (“CS Holdings Options”). Holders of all outstanding and unexercised CS Holdings Options, whether or not vested, as of the Effective Time will be entitled to receive a cash payment from Sunshine Bancorp (or at the request of Sunshine Bancorp, by CS Holdings) equal to the product of: (i) the number of shares of CS Holdings Common Stock subject to such CS Holdings Option at the Effective Time; and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such CS Holdings Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a CS Holdings Option is greater than or equal to the Merger Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such CS Holdings Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the CS Holdings Options, including all plans under which options were issued (the “CS Holdings Option Plans”) and the underlying award agreements shall terminate at the Effective Time. Prior to the Effective Time, CS Holdings shall take all actions as necessary to give effect to such transactions, including, without limitation, obtaining written consent from each CS Holdings Option holder to the cancellation of the CS Holdings Options in exchange for the Option Consideration and taking such other actions as are necessary or required under the CS Holdings Option Plans.

(b) CS Holdings Disclosure Schedule 2.06(b) sets forth all of the outstanding and unexercised warrants to acquire shares of CS Holdings Common Stock (“CS Holdings Warrants”). Holders of all outstanding and unexercised CS Holdings Warrants, whether or not vested, as of the Effective Time shall be entitled to receive a cash payment from Sunshine Bancorp (or at the request of Sunshine Bancorp, by CS Holdings) equal to the product of (i) the number of shares of CS Holdings Common Stock subject to such CS Holdings Warrant at the Effective Time and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such CS Holdings Warrant (the “Warrant Consideration”). In the event that the exercise price of a CS Holdings Warrant is greater than or equal to the Merger Consideration, then the holders thereof shall not be entitled to receive the Warrant Consideration, and at the Effective Time such CS Holdings Warrant shall be canceled without any payment made in exchange therefor. Subject to the foregoing, CS Holdings Warrants, including all plans under which such warrants were issued (the “CS Holdings Warrant Plans”) and the underlying award agreements, shall terminate at the Effective Time. Prior to the Effective Time, CS Holdings shall take all actions necessary to give effect to such transactions, including, without limitation, obtaining written consent from each CS Holdings Warrant holder to the cancellation of the CS Holdings Warrants in exchange for the Warrant Consideration and taking such other actions as are necessary or required under the CS Holdings Warrant Plans.

Section 2.07 CS Holdings Series A Preferred Stock

(a) Each share of CS Holdings Series A Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into the right to receive a share of Sunshine Bancorp Series A Preferred Stock with rights, preferences, privileges, voting powers, limitations and restrictions that are substantially identical to those of CS Holdings Series A Preferred Stock. All of the shares of CS Holdings Series A Preferred Stock converted into the right to receive Sunshine Bancorp Series A Preferred Stock pursuant to this Section 2.07 shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CS Holdings Series A Preferred Stock (each, a “Preferred Certificate”) shall thereafter represent only the right to receive the Sunshine Bancorp Series A Preferred Stock, into which the shares of CS Holdings Series A Preferred Stock represented by such Preferred Certificate have been converted pursuant to this

Section 2.07, as well as any dividends to which holders of CS Holdings Series A Preferred Stock become entitled in accordance with the terms of CS Holdings Series A Preferred Stock. Upon surrender to Sunshine Bancorp of the Preferred Certificate(s) following the Effective Time, Sunshine Bancorp shall issue to the U.S. Treasury one or more certificate(s) representing the shares of Sunshine Bancorp Series A Preferred Stock into which the shares of CS Holdings Series A Preferred Stock represented by such Preferred Certificate(s) have been converted pursuant to the Merger.

(b) Alternatively, Sunshine Bancorp may, in its sole discretion, in lieu of assuming the rights and obligations of the CS Holdings Series A Preferred Stock upon consummation of the Merger, may cause the parties to use their reasonable best efforts to redeem each share of the CS Holdings Series A Preferred Stock from the U.S. Treasury prior to or concurrently with the Effective Time. In furtherance of the foregoing, CS Holdings shall provide, and shall cause Community Bank and the CS Holdings Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Sunshine Bancorp in connection with such redemption, including by (i) furnishing all information concerning CS Holdings and Community Bank that Sunshine Bancorp or any applicable Regulatory Authority or Governmental Entity may request in connection with such redemption or with respect to the effects of such redemption on Sunshine Bancorp or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Sunshine Bancorp deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among CS Holdings, Sunshine Bancorp and such holder) to effect the redemption of such shares as Sunshine Bancorp may reasonably request.

Section 2.08 Procedures for Exchange of CS Holdings Common Stock.

(a) At least one business day prior to the Effective Time, Sunshine Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the CS Holdings Shareholders, for exchange in accordance with this Article 2, an aggregate amount of cash equal to the aggregate amount of the Merger Consideration payable pursuant to Section 2.04 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Sunshine Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the CS Holdings Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be prepared by Sunshine Bancorp, which shall be subject to the reasonable approval of CS Holdings, prior to the Effective Time and specify how delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing the aggregate amount of Merger Consideration which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.08, and the Certificate(s) so surrendered shall forthwith be cancelled.

(c) The holder of a Certificate that prior to the Merger represented issued and outstanding CS Holdings Common Stock (other than Dissenting Shares) shall have no rights, after the Effective Time, with respect to such CS Holdings Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.08, the record holder thereof (other than as to Excluded Shares) shall be entitled to receive, without any interest thereon, the Merger Consideration that has become payable with respect to shares of CS Holdings Common Stock represented by such Certificate.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of CS Holdings of CS Holdings Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of CS Holdings Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (except as to Excluded Shares and Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Article 2.

(f) At any time following the twelve (12) month period after the Effective Time, Sunshine Bancorp shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Sunshine Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Sunshine Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Sunshine Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CS Holdings Common Stock such amounts as Sunshine Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Sunshine Bancorp or the Exchange Agent, and represent tax liabilities of the holder of CS Holdings Common Stock, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of CS Holdings Common Stock in respect of whom such deduction and withholding were made by Sunshine Bancorp or the Exchange Agent. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes.

Section 2.09 Alternative Transaction Structure.

Notwithstanding any provision of this Agreement to the contrary, without the action of any other party, Sunshine Bancorp may amend this Agreement solely for the purpose of restructuring the method by which it accomplishes the acquisition of CS Holdings or Community Bank; provided however, that Sunshine Bancorp will only be permitted to restructure the proposed transaction so long as this Agreement as amended does not reduce the amount or change the nature of the cash consideration to be paid to, result in materially adverse tax consequences to be realized by, the shareholders of CS Holdings or materially impede or delay consummation of the Mergers.

Section 2.10 Additional Director.

Sunshine Bancorp and Sunshine Bank shall take such corporate actions as necessary so that effective immediately after the Closing Date, one individual, as set forth on Sunshine Bancorp Disclosure Schedule 2.10, who is a director of CS Holdings (as of the date hereof and as of the Effective Time) and who is designated by Sunshine Bancorp and Sunshine Bank, in consultation with CS Holdings, shall be appointed and elected to the Sunshine Bancorp and Sunshine Bank boards of directors.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CS HOLDINGS

CS Holdings represents and warrants to Sunshine Bancorp that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the CS Holdings Disclosure Schedules delivered to Sunshine Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date. CS Holdings has made a good faith effort to ensure that the disclosure on each schedule of the CS Holdings Disclosure Schedules corresponds to the section reference herein. However, for purposes of the CS Holdings Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Organization

(a) CS Holdings is a corporation organized, validly existing and in good standing under the laws of the State of Florida, and is duly registered as a bank holding company under the BHCA. CS Holdings has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on CS Holdings. Other than shares of capital stock of Community Bank, CS Holdings does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Community Bank is a commercial bank organized, validly existing and in good standing under the laws of the State of Florida. Except as set forth in CS Holdings Disclosure Schedule 3.01(b), Community Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in its investment portfolio, equity interests held by Community Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including its ownership of stock in the FHLB. The deposits of Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Community Bank.

(c) Community Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) The respective minute books of CS Holdings and Community Bank have been made available to Sunshine Bancorp and accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the date of this Agreement, CS Holdings has made available to Sunshine Bancorp true and correct copies of the articles of incorporation and bylaws of Community Bank and CS Holdings.

(f) CS Holdings has no Subsidiaries other than Community Bank.

Section 3.02 Capitalization

(a) The authorized capital stock of CS Holdings consists of five million (5,000,000) shares of common stock, par value $1.00 per share (“CS Holdings Common Stock”), and one million (1,000,000) shares of serial preferred stock, no par value per share (“CS Holdings Preferred Stock”). As further disclosed in CS Holdings Disclosure Schedule 3.02(a), there are 2,520,478 shares of CS Holdings Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are five thousand and seven hundred (5,700) shares of CS Holdings Series A Preferred Stock outstanding and no other series or shares of CS Holdings Preferred Stock outstanding. CS Holdings is not authorized to own treasury stock and owns no shares of treasury stock. Neither CS Holdings nor Community Bank has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of CS Holdings Common Stock, or any other security of CS Holdings or Community Bank, or any securities representing the right to vote, purchase or otherwise receive any shares of CS Holdings Common Stock or any other security of CS Holdings. CS Holdings has no restricted stock plan.

(b) There are 434,068 shares of CS Holdings Common Stock reserved for issuance under the CS Holdings Option Plans (of which 274,224 shares of CS Holdings Common Stock are subject to outstanding CS Holdings Options). CS Holdings Disclosure Schedule 2.06(a) sets forth a complete and accurate list of all outstanding CS Holdings Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of CS Holdings Common Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection under the CS Holdings Option Plans.

(c) There are 283,236 outstanding CS Holdings Warrants and 141,618 shares of CS Holdings Common Stock reserved for issuance under the CS Holdings Warrant Plans (all of which are subject to outstanding CS Holdings Warrants. CS Holdings Disclosure Schedule 2.06(b) sets forth a complete and accurate list of all outstanding CS Holdings Warrants, including the names of the recipient, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of CS Holdings Common Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection under the CS Holdings Warrant Plans.

(d) The authorized capital stock of Community Bank consists of 5.0 million (5,000,000) shares of common stock, par value $5.00 per share (“Community Bank Common Stock”), and 1.0 million (1,000,000) shares of preferred stock, par value $1.00 per share (“Community Bank Preferred Stock”).

All of the issued and outstanding shares of Community Bank Common Stock are: (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by CS Holdings free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. There are no outstanding shares of Community Bank Preferred Stock.

Section 3.03 Authority; No Violation

(a) CS Holdings has full power and authority to execute and deliver this Agreement, and, subject to the adoption and approval of this Agreement by the holders of a majority of the issued and outstanding CS Holdings Common Stock at a meeting of shareholders called for that purpose (“CS Holdings Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CS Holdings and the completion by CS Holdings of the transactions contemplated hereby have been duly and validly approved by the requisite vote of board of directors of CS Holdings and by CS Holdings as the sole shareholder of Community Bank, and, except for the CS Holdings Shareholder Approval, no other proceeding on the part of CS Holdings is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CS Holdings and, subject to the CS Holdings Shareholder Approval and the receipt of the required Regulatory Approvals, constitutes the valid and binding obligation of CS Holdings, enforceable against CS Holdings in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein,

(A)	the execution and delivery of this Agreement by CS Holdings,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by CS Holdings with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the articles of incorporation, charters, bylaws, or any other governing documents, of any of CS Holdings or Community Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CS Holdings or Community Bank or any of the properties or assets of CS Holdings or Community Bank; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of CS Holdings or Community Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CS Holdings or Community Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 3.03(b)(ii) or 3.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on CS Holdings.

(c) The CS Holdings Shareholder Approval is the only vote of holders of any class of CS Holdings’ capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d) The board of directors of CS Holdings, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has: (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of CS Holdings and its shareholders and declared the Merger to be advisable; and (ii) recommended that the shareholders of CS Holdings approve this Agreement and directed that such matter be submitted for consideration by the CS Holdings Shareholders at the CS Holdings Shareholders Meeting.

Section 3.04 Consents

Except for: (a) filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (b) the filing of the Articles of Merger with the Secretary of State of Florida, the Maryland State Department of Assessments and Taxation, if applicable, and such other filings as may be required for the Bank Merger and; (c) the receipt of the CS Holdings Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CS Holdings, and (y) the completion of the Merger by CS Holdings, the Bank Merger by Community Bank or any other transactions contemplated hereby, other than any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would have not a Material Adverse Effect on CS Holdings. As of the date hereof, to the Knowledge of CS Holdings, no fact or circumstance exists, including any possible other transaction pending or under consideration by CS Holdings or any of its Affiliates, that: (a) would reasonably be expected to prevent or delay, in any material respect; (i) any filings with or approvals or waivers required from the FRB, the OCC, the FDIC, the U.S. Treasury and the Office; or (ii) any other required Regulatory Approval; or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect, the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 3.05 Financial Statements

(a) The CS Holdings Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP except as indicated in the notes thereto, and fairly present in each case in all material respects (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of CS Holdings and Community Bank on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b) The books and records of CS Holdings and Community Bank have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) CS Holdings and Community Bank have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012, with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Such reports, forms, schedules, registrations, statements and other documents, together with any amendments, are true and correct, in all material respects, and comply as to form with all applicable legal requirements.

(d) The records, systems, controls, data and information of CS Holdings and Community Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CS Holdings or Community Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CS Holdings and Community Bank have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances: (i) that the assets of CS Holdings and Community Bank are properly recorded; and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the CS Holdings Financial Statements by CS Holdings’ certified public accountants.

(e) CS Holdings has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since December 31, 2012: (i) neither CS Holdings nor Community Bank nor, to their Knowledge, any director, officer, employee, auditor, accountant or representative of CS Holdings or Community Bank have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CS Holdings or Community Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that they have engaged in questionable accounting or auditing practices, and (ii) no attorney representing CS Holdings or Community Bank, whether or not employed by CS Holdings or Community Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by them or any of their officers, directors, employees or agents to their board of directors or any committee thereof or to any of their directors or officers.

(g) Since December 31, 2012, CS Holdings and Community Bank have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

Section 3.06 Taxes

CS Holdings and Community Bank are members of the same affiliated group within the meaning of Code Section 1504(a). CS Holdings and Community Bank have each filed all material federal, state and local tax returns required to be filed by it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of CS Holdings, being accurate and correct in all material respects) and has paid or made provisions for the payment of all material federal, state and local income taxes shown thereon which have been incurred by or are due on or prior to the date hereof other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, neither CS Holdings nor Community Bank has received written notice of, and to Knowledge of CS Holdings there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CS Holdings or Community Bank, and no written claim has been made by any authority in a jurisdiction where CS Holdings or Community Bank does not file tax returns that CS Holdings or Community Bank is subject to taxation in that jurisdiction. Neither CS Holdings nor Community Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CS Holdings and Community Bank have each withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CS Holdings and Community Bank, each to the Knowledge of CS Holdings, has complied with all material applicable information reporting requirements under Part III, Subchapter A of

Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2012, through and including the date of this Agreement, neither CS Holdings nor Community Bank has made any material election for federal or state income tax purposes.

Section 3.07 No Material Adverse Effect.

CS Holdings has not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CS Holdings or Community Bank.

Section 3.08 Material Contracts; Leases; Defaults.

(a) Except as set forth in CS Holdings Disclosure Schedule 3.08(a), neither CS Holdings nor Community Bank is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by CS Holdings or Community Bank; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CS Holdings or Community Bank is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sunshine Bancorp or any Sunshine Bancorp Subsidiary; (iii) any other agreement, written or oral, that obligates CS Holdings or Community Bank for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CS Holdings or Community Bank (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease is listed in CS Holdings Disclosure Schedule 3.08(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither CS Holdings nor Community Bank is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to Sunshine Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither CS Holdings nor Community Bank (nor, to the Knowledge of CS Holdings, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on CS Holdings Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth in CS Holdings Disclosure Schedule 3.08(d), since December 31, 2012, through and including the date of this Agreement, neither CS Holdings nor Community Bank has (i) made any material change in the credit policies or procedures of CS Holdings or Community Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; or (iv) changed any accounting methods, principles or practices of CS Holdings or Community Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(e) For the avoidance of doubt, this Section 3.08 does not address CS Holdings Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.24, respectively.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) CS Holdings and Community Bank each have good and, as to real property, marketable title to all material assets and properties owned by CS Holdings or Community Bank in the conduct of its respective businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CS Holdings Regulatory Reports and in the CS Holdings Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by Community Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv) mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith and (v) those described and reflected in the CS Holdings Financial Statements. CS Holdings and Community Bank, as lessees, have the right under valid and existing leases of real and personal properties used by CS Holdings and Community Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which CS Holdings or Community Bank has purchased securities subject to an agreement to resell, if any, CS Holdings or Community Bank, as the case may be, has a lien or security interest (which to CS Holdings’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) CS Holdings and Community Bank currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CS Holdings nor Community Bank has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There is presently no material claim pending under such policies of insurance and no notice has been given by CS Holdings or Community Bank under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years CS Holdings and Community Bank have each received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claim submitted under any of its insurance policies. CS Holdings Disclosure Schedule 3.09(c) identifies all material policies of insurance maintained by CS Holdings and Community Bank as well as the other matters required to be disclosed under this Section.

Section 3.10 Legal Proceedings.

Neither CS Holdings nor Community Bank is a party to any, and there is no pending or, to the Knowledge of CS Holdings, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against CS Holdings or Community Bank, (ii) to which CS Holdings or Community Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of CS Holdings to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on CS Holdings.

Section 3.11 Compliance with Applicable Law.

(a) To CS Holdings’ Knowledge, CS Holdings and Community Bank are each in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither CS Holdings nor Community Bank has received any written notice to the contrary. The board of directors of Community Bank has adopted and Community Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) CS Holdings and Community Bank have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CS Holdings. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of CS Holdings, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) For the period beginning January 1, 2012, neither CS Holdings nor Community Bank has received any written notification or, to CS Holdings’ Knowledge, any other communication from any Regulatory Authority (i) asserting that CS Holdings or Community Bank is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CS Holdings or

Community Bank; (iii) requiring, or threatening to require, CS Holdings or Community Bank, or indicating that CS Holdings or Community Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CS Holdings or Community Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CS Holdings or Community Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CS Holdings Regulatory Agreement”). Neither CS Holdings nor Community Bank has consented to or entered into any CS Holdings Regulatory Agreement that is currently in effect or that was in effect since January 1, 2012. The most recent regulatory rating given to Community Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) Community Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)(1)). Community Bank has not been informed that its status as “well capitalized” will change and has no basis for believing that its status will change.

Section 3.12 Employee Benefit Plans.

(a) CS Holdings Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by CS Holdings or Community Bank in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such individual is a party or is otherwise entitled to receive benefits (the “CS Holdings Compensation and Benefit Plans”). Neither CS Holdings nor Community Bank has any commitment to create any additional CS Holdings Compensation and Benefit Plan or to materially modify, change or renew any existing CS Holdings Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CS Holdings has made available to Sunshine Bancorp true and correct copies of the CS Holdings Compensation and Benefit Plans.

(b) Each CS Holdings Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the Code (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”), the Patient Protection and Affordable Care Act (the “ACA”) and all regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and the ACA and each other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CS Holdings Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS, and CS Holdings is not aware of any circumstance which is reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of CS Holdings, threatened, action, suit or claim relating to any of the CS Holdings Compensation and Benefit Plans (other than routine claims for benefits). Neither CS Holdings nor Community Bank has engaged in a transaction, or omitted to take any action, with respect to any CS

Holdings Compensation and Benefit Plan that would reasonably be expected to subject CS Holdings or Community Bank to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) Neither CS Holdings nor any entity which is considered one employer with CS Holdings under Section 4001(b)(1) of ERISA or Section 414 of the Code currently maintains or has ever maintained a CS Holdings Compensation and Benefit Plan which is subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan, as defined in Section 3(37) of ERISA.

(d) All material contributions required to be made under the terms of any CS Holdings Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on CS Holdings’ consolidated financial statements to the extent required by GAAP. CS Holdings and Community Bank have each expensed and accrued as a liability the present value of material future benefits under each applicable CS Holdings Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e) Neither CS Holdings nor Community Bank has any obligation to provide retiree health, life insurance, or disability insurance, or any retiree death benefit under any CS Holdings Compensation and Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by CS Holdings or Community Bank that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f) CS Holdings and Community Bank do not maintain any CS Holdings Compensation and Benefit Plan covering employees who are not United States residents.

(g) CS Holdings has furnished or otherwise made available to Sunshine Bancorp true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written CS Holdings Compensation and Benefit Plan; (ii) a summary of each unwritten CS Holdings Compensation and Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each CS Holdings Compensation and Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each CS Holdings Compensation and Benefit Plan, including the total accrued and vested liabilities, all contributions made by CS Holdings and Community Bank and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the CS Holdings Compensation and Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified CS Holdings Compensation and Benefit Plan (or, for a CS Holdings Compensation and Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any CS Holdings Compensation and Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

(h) Except as provided in CS Holdings Disclosure Schedule 3.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time): (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation; (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the acceleration of the time of payment or the vesting of any benefits under any CS Holdings Compensation and Benefit Plan; or (iii) result in any material increase in benefits payable under any CS Holdings Compensation and Benefit Plan. Except as set forth in CS Holdings Disclosure Schedule 3.12(h), no payment in connection with the transactions contemplated by this Agreement that is, or may reasonably be, expected to be made by, from or with respect to any CS Holdings Compensation and Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable.

(i) CS Holdings Disclosure Schedule 3.12(i) identifies each CS Holdings Compensation and Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“CS Holdings Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such CS Holdings Non-qualified Deferred Compensation Plan as of December 31, 2014. Each CS Holdings Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no penalties pursuant to Section 409A of the Code may be imposed on participants in such plans. All CS Holdings Options have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date of grant, within the meaning of Section 409A of the Code.

(j) Except as set forth on CS Holdings Disclosure Schedule 3.12(j), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the CS Holdings Compensation and Benefit Plans or otherwise as of the date hereof, and none will be granted, awarded, or credited after the date hereof other than as provided in CS Holdings Disclosure Schedule 2.06(a).

(k) CS Holdings Disclosure Schedule 3.12(k) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of Community Bank or CS Holdings, their title and rate of salary, and their date of hire.

(l) Since December 31, 2013, through and including the date of this Agreement, except as disclosed in the CS Holdings Disclosure Schedule 3.12(l), neither CS Holdings nor Community Bank has, except for: (i) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice; or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Sunshine Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on CS Holdings Disclosure Schedule 3.12(a), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

(m) CS Holdings Disclosure Schedule 3.12(m) includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, equity plan or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by CS Holdings or Community Bank for the benefit of officers, employees or directors of CS Holdings or Community Bank (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of June 1, 2015 and the Effective Time occurs on such date and based on other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

Section 3.13 Brokers, Finders and Financial Advisors.

Neither CS Holdings nor Community Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Investment Bank Services, Inc. and Professional Bank Services, Inc. by CS Holdings and the fees payable pursuant thereto. True and correct copies of the engagement agreements with Investment Bank Services, Inc. and Professional Bank Services, Inc., setting forth the fees payable to each for its respective services rendered to CS Holdings in connection with the Mergers and transactions contemplated by this Agreement, are attached to CS Holdings Disclosure Schedule 3.13.

Section 3.14 Environmental Matters.

With respect to CS Holdings and Community Bank:

(a) To the Knowledge of CS Holdings, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon CS Holdings or Community Bank. To the Knowledge of CS Holdings, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to CS Holdings or Community Bank by reason of any Environmental Laws. Neither CS Holdings nor Community Bank during the past five years has received any written notice from any Person or Governmental Entity that CS Holdings or Community Bank or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon CS Holdings or Community Bank;

(b) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of CS Holdings threatened, before any court, governmental agency or other forum against CS Holdings or Community Bank (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by CS Holdings or Community Bank (including Participation Facilities and Other Real Estate Owned); and

(c) To the Knowledge of CS Holdings, (i) there are no underground storage tanks on, in or under any property owned or operated by CS Holdings or Community Bank (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tank has been closed or removed from any property owned or operated by CS Holdings or Community Bank (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

Section 3.15 Loan Portfolio and Investment Securities.

(a) The allowance for loan losses reflected in CS Holdings’ audited consolidated balance sheet at December 31, 2013 was and the audited consolidated balance sheet at December 31, 2014 will be adequate in all material respects under GAAP as of the date thereof, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after December 31, 2013 was or will be, adequate in all material respects under GAAP, as of the date thereof.

(b) Except for individual loans with principal outstanding balance of less than $50,000, CS Holdings Disclosure Schedule 3.15(b) sets forth a listing, as of December 31, 2014, by account, of: (i) all loans (including loan participations) of Community Bank that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Community Bank which have been terminated by Community Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party that has notified Community Bank during three years preceding the date of this Agreement, or has asserted against Community Bank, in each case in writing, any “lender liability” or similar claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” or “special mention” (or words of similar import) by CS Holdings and Community Bank, or any applicable Regulatory Authority, (D) to the Knowledge of CS Holdings, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (v) all assets classified by Community Bank or Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c) Except for any individual loans with a principal outstanding balance of less than $75,000, all loans receivable (including discounts) and accrued interest entered on the books of CS Holdings and Community Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business of CS Holdings or Community Bank, and, to the extent secured, have been secured by valid liens and security interests by Community Bank. Except for individual loans with a principal outstanding balance of less than $50,000 or except as shown on CS Holdings Disclosure Schedule 3.15(c), CS Holdings has not received written notice that any of the loans, discounts and accrued interest reflected on the books of CS Holdings and Community Bank are subject to any defense, set-off or counterclaim (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) CS Holdings and Community Bank each have good and marketable title to all securities owned by them, free and clear of all Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CS Holdings or Community Bank. Such securities are valued on the books of CS Holdings in accordance with GAAP in all material respects. CS Holdings and Community Bank each employs investment, securities, risk management and other policies, practices and procedures that CS Holdings believes are prudent and reasonable.

(f) CS Holdings and Community Bank have each complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by CS Holdings, or Community Bank satisfied: (i) CS Holdings’ or Community Bank’s applicable underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors); (ii) all requirements of applicable law; and (iii) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(g) Each outstanding loan (including loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by CS Holdings or Community Bank), and the relevant loan files are being maintained in all material respects in accordance with the relevant loan documents, CS Holdings’ or Community Bank’s applicable underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all requirements of applicable law.

(h) Each loan originated or previously owned by CS Holdings or Community Bank and subsequently sold under circumstances in which CS Holdings or Community Bank retains servicing rights, are being serviced in compliance in all material respects with the terms of all agreements relating thereto and in compliance with applicable law.

Section 3.16 Other Documents.

CS Holdings has made available to Sunshine Bancorp copies of: (i) its annual reports to shareholders for the years ended December 31, 2013, 2012 and 2011; and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2014 and 2013.

Section 3.17 Related Party Transactions.

Except as set forth in CS Holdings Disclosure Schedule 3.17, neither CS Holdings nor Community Bank is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director or Affiliate of CS Holdings or Community Bank. All such transactions: (a) were made in the ordinary course of business; (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No such loan or credit accommodation to any such entity is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of CS Holdings, neither CS Holdings nor Community Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CS Holdings or Community Bank is inappropriate.

Section 3.18 Required Vote.

The affirmative vote of a majority of the outstanding shares of CS Holdings Common Stock at a meeting of the holders of CS Holdings Common Stock is required to approve this Agreement and the Merger under CS Holdings’ articles of incorporation and the FBCA.

Section 3.19 Registration Obligations.

Neither CS Holdings nor Community Bank is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act. Additionally, neither CS Holdings nor Community Bank has shares registered under the Exchange Act, has reporting requirements under Section 15(d) of the Exchange Act, or is registered pursuant to the Investment Company Act of 1940.

Section 3.20 Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CS Holdings’ own account, or for the account of either CS Holdings or Community Bank or their customers (all of which are set forth in CS Holdings Disclosure Schedule 3.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CS Holdings, with counterparties believed to be financially responsible at the time; and to CS Holdings’ Knowledge each of them constitutes the valid and legally binding obligation of CS Holdings or Community Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CS Holdings nor Community Bank, nor to the Knowledge of CS Holdings any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.21 Fairness Opinion.

CS Holdings has received a written opinion from Professional Bank Services, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of CS Holdings pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22 Trust Accounts.

Community Bank and CS Holdings have each properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Community Bank nor CS Holdings, and to the Knowledge of CS Holdings, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.23 Intellectual Property.

(a) CS Holdings and Community Bank owns or, to CS Holdings’ Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of its business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business of CS Holdings or Community Bank, and neither CS Holdings nor Community Bank respectively has received any notice of conflict with respect thereto that asserts the rights of others. CS Holdings and Community Bank has performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of CS Holdings, the conduct of the business of CS Holdings and Community Bank as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b) To CS Holdings’ Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of CS Holdings or Community Bank (collectively, “CS Holdings IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The CS Holdings IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business as currently conducted. Neither CS Holdings nor Community Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of CS Holdings IT Systems. CS Holdings and Community Bank has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

Section 3.24 Labor Matters.

There is no labor or collective bargaining agreement to which CS Holdings or Community Bank is a party. To the Knowledge of CS Holdings, there is no union organizing effort pending or to the Knowledge of CS Holdings, threatened against CS Holdings or Community Bank. Since December 31, 2012, and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CS Holdings, threatened against CS Holdings or Community Bank. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CS Holdings, threatened against CS Holdings or Community Bank (other than routine employee grievances that are not related to union employees). CS Holdings and Community Bank is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.25 No Other Representations or Warranties

Except as and to the limited extent expressly set forth in this Article 3, none of CS Holdings, Community Bank, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to CS Holdings or Community Bank or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby.

Section 3.26 Deposits

Except as set forth in CS Holdings Disclosure Schedule 3.26, none of the deposits of CS Holdings is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.27 Antitakeover Provisions Inapplicable; No Rights Plan

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Florida, including the provisions of the FBCA applicable to CS Holdings.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which CS Holdings or Community Bank is a party or is otherwise bound.

Section 3.28 Stock Transfer Records

Except as described in CS Holdings Disclosure Schedule 3.02(a), the Stock transfer books and records of CS Holdings are materially complete and accurate.

Section 3.29 SBLF Dividend Rate

Based upon CS Holdings current level of qualified small business lending, its dividend rate on the CS Holdings Series A Preferred Stock is 1.00%.

Section 3.30 CS Holdings Information Supplied

The information relating to CS Holdings and Community Bank to be contained in the Proxy Statement, or in any other document filed with Regulatory Authorities or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SUNSHINE BANCORP

Sunshine Bancorp represents and warrants to CS Holdings that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, except as set forth in the Sunshine Bancorp Disclosure Schedules delivered by Sunshine Bancorp to CS Holdings on the date hereof. Sunshine Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Sunshine Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Sunshine Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.01 Organization.

(a) Sunshine Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Sunshine Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sunshine Bancorp.

(b) Sunshine Bank is a savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Sunshine Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Sunshine Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a wholly owned Subsidiary of Sunshine Bancorp.

(d) Sunshine Bancorp has no Subsidiary other than Sunshine Bank and Merger Sub.

Section 4.02 Capitalization.

(a) The authorized capital stock of Sunshine Bancorp consists of 50.0 million (50,000,000) shares of common stock, $0.01 par value (“Sunshine Bancorp Common Stock”), and 5.0 million (5,000,000) shares of Preferred Stock, $0.01 par value (the “Sunshine Bancorp Preferred Stock”). There are 4,232,000 shares of Sunshine Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Sunshine Bancorp Preferred Stock issued and outstanding. Neither Sunshine Bancorp nor any Sunshine Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Sunshine Bancorp Common Stock, or any other security of Sunshine Bancorp or any Sunshine Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Sunshine Bancorp Common Stock or any other security of Sunshine Bancorp.

(b) Sunshine Bancorp owns all of the capital stock of Sunshine Bank free and clear of any lien or encumbrance.

(c) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, $0.01 par value, and no shares of preferred stock. There are one hundred (100) shares of Merger Sub common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Sunshine Bancorp free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.03 Authority; No Violation.

(a) Each of Sunshine Bancorp and Merger Sub has full power and authority to execute and deliver this Agreement, and subject to CS Holdings Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sunshine Bancorp and Merger Sub and the completion by the Sunshine Bancorp and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the boards of directors of Sunshine Bancorp and Merger Sub and by Sunshine Bancorp as the sole shareholder of Sunshine Bank and Merger Sub, and, no other proceeding on the part of Sunshine Bancorp or Merger Sub is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sunshine Bancorp and Merger Sub and, subject to the CS Holdings Shareholder Approval and the receipt of Regulatory Approvals, constitutes the valid and binding obligation of Sunshine Bancorp and Merger Sub, enforceable against Sunshine Bancorp and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Sunshine Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. No vote or consent of the holders of any class or series of capital stock of Sunshine Bancorp is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Sunshine Bancorp as the sole shareholder of each of Sunshine Bank and Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Sunshine Bank necessary to approve the Bank Merger, all agreements entered into to effect the Bank Merger and the other transactions contemplated hereby or thereby.

(b) Subject to the receipt of approvals from the Regulatory Approvals and the compliance with all conditions contained therein,

(A)	the execution and delivery of this Agreement by Sunshine Bancorp and Merger Sub,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Sunshine Bancorp with all of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the articles of incorporation, charters or bylaws, or any other governing document, of any of Sunshine Bancorp, Merger Sub or any Sunshine Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sunshine Bancorp, Merger Sub or any of the properties or assets of Sunshine Bancorp, Merger Sub or any Sunshine Bancorp Subsidiary; or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sunshine Bancorp or any Sunshine Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Sunshine Bancorp or any Sunshine Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 4.03(b)(ii) and 4.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Sunshine Bancorp.

Section 4.04 Consents.

Except for: (a) applicable filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with all conditions contained therein; (b) the filing of the Articles of Merger with the Secretary of State of Florida, the Maryland State Department of Assessments and Taxation, if applicable, and such other filings as may be required for the Bank Merger; and (c) the receipt of the CS Holdings Shareholder Approval, no consent, waiver or approval of, or filing or registration with, any other third party is necessary, in connection with: (x) the execution and delivery of this Agreement by Sunshine Bancorp and Merger Sub, and; (y) the completion of the Merger by Merger Sub and CS Holdings and the Bank Merger by Sunshine Bank or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on Sunshine Bancorp. As of the date hereof, to the Knowledge of Sunshine Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by Sunshine Bancorp or any of its Affiliates, that: (a) would reasonably be expected to prevent or delay, in any material respect; (i) any filing with or approval or waiver required from the FRB and the OCC or (ii) other required Regulatory Approval; or (b) would cause a Regulatory Authority or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, HOLA, or any other applicable law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties.

Section 4.05 Availability of Funds.

Except as disclosed in Sunshine Bancorp Disclosure Schedule 4.05, Sunshine Bancorp, as of the date hereof, has and will have available to it at the Effective Time, sources of capital sufficient to pay the Merger Consideration, the Option Consideration, the Warrant Consideration and to pay all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.06 Merger Sub

Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activity and will not have incurred liability or obligation other than as contemplated herein.

Section 4.07 Legal Proceedings

Neither Sunshine Bancorp nor any Sunshine Bancorp Subsidiary is a party to any, and there is no pending or, to the Knowledge of Sunshine Bancorp, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against Sunshine Bancorp or any Sunshine Bancorp Subsidiary, (ii) to which Sunshine Bancorp or any of Sunshine Bancorp Subsidiary’s assets is or may be subject, or (iii) which could adversely affect the ability of Sunshine Bancorp to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Sunshine Bancorp.

Section 4.08 No Other Representations or Warranties; Access to Information.

Except as expressly set forth in this Agreement, none of Sunshine Bancorp, any Sunshine Bancorp Subsidiaries, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to the Sunshine Bancorp or any Sunshine Bancorp Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated hereby, or in respect of any other matter whatsoever.

Section 4.09 Regulatory Matters.

For the period beginning January 1, 2012, neither Sunshine Bancorp nor Sunshine Bank has received any written notification or, to Sunshine Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that neither Sunshine Bancorp nor Sunshine Bank is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sunshine Bancorp or Sunshine Bank; (iii) requiring, or threatening to require, Sunshine Bancorp or Sunshine Bank, or indicating that Sunshine Bancorp or Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Sunshine Bancorp or Sunshine Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations Sunshine Bancorp, Sunshine Bank, or the Merger Sub, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Sunshine Bancorp Regulatory Agreement”). Neither Sunshine Bancorp nor Sunshine Bank has consented to or entered into any Sunshine Bancorp Regulatory Agreement that is currently in effect or that was in effect since January 1, 2012. The most recent regulatory rating given to Sunshine Bank as to compliance with the CRA is satisfactory or better.

Section 4.10 Brokers, Finders and Financial Advisors.

Neither Sunshine Bancorp nor Sunshine Bank nor the Merger Sub, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Monroe Financial Partners, Inc. by Sunshine Bancorp and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with Monroe Financial Partners, Inc., setting forth the fees payable to it for its services rendered to Sunshine Bancorp in connection with the Mergers and transactions contemplated by this Agreement, is attached to Sunshine Bancorp Disclosure Schedule 4.10.

ARTICLE 5

COVENANTS OF CS HOLDINGS

Section 5.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Sunshine Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, CS Holdings will, and it will cause Community Bank to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) result in the representations and warranties contained in Article 3 of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article 5 hereof not being satisfied.

(b) Negative Covenants. Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, CS Holdings agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or as set forth in CS Holdings Disclosure Schedule 5.01(b), or as consented to by Sunshine Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause Community Bank not to:

(i) change or waive any provision of its articles of incorporation, charter or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its articles of incorporation or charter);

(ii) change the number of authorized or issued shares of its capital stock, issue shares of CS Holdings Common Stock, including shares that are held as “treasury shares” as of the date of this Agreement (other than upon the exercise of any CS Holdings Stock Options or CS Holdings Warrants outstanding as of the date of this Agreement in accordance with the information set forth on CS Holdings Disclosure Schedules 2.06(a) and 2.06(b)), or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than regular quarterly dividends on the CS Holdings Series A Preferred Stock), or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement;

(iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xx)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) except as set forth on CS Holdings Disclosure Schedule 5.01(b)(v), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the CS Holdings Compensation and Benefits Plans set forth on CS Holdings Disclosure Schedule 3.12(a), (B) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees (an executive officer for this section would include officers with a title of Senior Vice President or other more senior rank), but in no event shall any such pay increase exceed 2% of such non-executive officer employee’s salary for fiscal year 2014, and (C) the payment of retainers to directors in the normal course of business consistent with past practice. Neither CS Holdings nor Community Bank shall hire or promote any employee to a rank having a title of Senior Vice President or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate CS Holdings or Community Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of CS Holdings or Community Bank; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CS Holdings, or Community Bank, and any other person as of the date hereof; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of CS Holdings or sell or otherwise dispose of any material asset of CS Holdings or of Community Bank; except for transactions with the FHLB, subject any material asset of CS Holdings or of Community Bank to a lien, pledge, security interest or other encumbrance; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating CS Holdings or Community Bank;

(x) except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CS Holdings or Community Bank is a party;

(xi) purchase any security with a duration of more than a year or sell in any calendar month after the date hereof, a total aggregate value of securities greater than $5.0 million;

(xii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CS Holdings Disclosure Schedule 5.01(b)(xii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $200,000 for a commercial business loan, or in excess of $417,000 for a residential loan. In addition, the prior approval of Sunshine Bancorp is required with respect to the following: (i) any new loan or credit facility commitment in an amount of $350,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with CS Holdings or Community Bank, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 to any person residing, or any property located, outside of the State of Florida; and (iii) any new loan or loan commitment to any director or executive officer (it being understood and agreed that Sunshine Bancorp will use its reasonable best efforts to respond within two business days to a request by CS Holdings for Sunshine Bancorp’s written consent to extend credit in amounts exceeding the thresholds described herein);

(xiii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than any transactions between CS Holdings and Community Bank or between CS Holdings Subsidiaries, subject to applicable law and regulation;

(xiv) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xv) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any CS Holdings Compensation and Benefit Plan;

(xvii) except as set forth on CS Holdings Disclosure Schedule 5.02(b)(xvii), make any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

(xviii) purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(xix) undertake or enter into any lease, contract or other commitment for its account, involving a payment by CS Holdings or Community Bank of more than $10,000 annually, or containing any financial commitment in excess of $10,000 in the aggregate and extending beyond 24 months from the date hereof;

(xx) except with respect to foreclosures or other collection actions (which are set forth in CS Holdings Disclosure Schedule 5.02(b)(xx)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or, for each fiscal quarter, $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxi) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxii) purchase or sell any mortgage loan servicing rights except in the ordinary course of business consistent with past practice;

(xxiii) sell any participation interest in any loan other than in the ordinary course of business consistent with past practice (provided, that Sunshine Bank will be given the first opportunity to purchase any loan participation being sold) or sell Other Real Estate Owned (other than sales that generate a net book loss of not more than $50,000 for any particular property);

(xxiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Sunshine Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Sunshine Bancorp (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication concerning the Merger or other transactions contemplated hereby without the prior approval of Sunshine Bancorp (which shall not be unreasonably withheld, conditioned or delayed), except as required by law. ;

(xxv) take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of CS Holdings set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Mergers not being satisfied;

(xxvi) make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or

(xxvii) enter into any contract with respect to, or otherwise agree or commit to do any of the foregoing.

Section 5.02 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, CS Holdings will cause one or more of its representatives (as designated by CS Holdings’ chief executive officer from time to time) to confer with representatives of Sunshine Bancorp and report the general status of its ongoing operations at such times as Sunshine Bancorp may reasonably request. CS Holdings will promptly notify Sunshine Bancorp of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CS Holdings or Community Bank. Any information provided pursuant to this Section 5.02, 5.03, 5.04 and 5.11, will be subject to the Confidentiality Agreement and may be used only to facilitate the transactions contemplated hereby.

(b) Representatives of Community Bank and Sunshine Bank shall meet on a regular basis to discuss and plan for the conversion of Community Bank’s data processing and related electronic informational systems to those used by Sunshine Bank, which planning shall include, but not be limited to, discussion of the possible termination by Community Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Community Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Community Bank shall not be obligated to take any such action prior to the Effective Time and, unless Community Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Community Bank takes, at the request of Sunshine Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Sunshine Bank shall indemnify Community Bank for all such fees and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by CS Holdings.

(c) CS Holdings or Community Bank shall provide to Sunshine Bancorp, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, CS Holdings or Community Bank shall provide Sunshine Bancorp with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) CS Holdings shall promptly inform Sunshine Bancorp upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of CS Holdings or Community Bank under any labor or employment law.

Section 5.03 Access to Properties and Records.

(a) Subject to Section 11.01 hereof, CS Holdings shall permit Sunshine Bancorp reasonable access during normal business hours upon reasonable notice to its properties and those of Community Bank, and shall disclose and make available to Sunshine Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and all other business activities or prospects in which Sunshine Bancorp may have a reasonable interest; provided, however, that neither CS Holdings nor Community Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure would violate applicable law or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. CS Holdings shall provide and shall request its auditors to provide Sunshine Bancorp with such historical financial information regarding it (and related audit reports and consents) as Sunshine Bancorp may reasonably request for securities disclosure purposes. Sunshine Bancorp shall use commercially reasonable efforts to minimize any interference with either CS Holdings’ or Community Bank’s regular business operations during any such access to CS Holdings’ or Community Bank’s property, books and records.

(b) Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall Sunshine Bancorp have access to any information that, based on advice of CS Holdings’ counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of CS Holdings with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Sunshine Bancorp, CS Holdings has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Sunshine Bancorp shall not conduct any environmental sampling without the prior written consent of CS Holdings. All requests made pursuant to this Section 5.03 shall be directed to an executive officer of CS Holdings or such Person or Persons as may be designated by CS Holdings. All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04 Financial and Other Statements.

(a) Promptly upon receipt thereof, CS Holdings will furnish to Sunshine Bancorp copies of each annual, interim or special audit of the books of CS Holdings and Community Bank made by its independent auditors and copies of all internal control reports submitted to CS Holdings by such auditors in connection with each annual, interim or special audit of the books of CS Holdings and Community Bank made by such auditors.

(b) CS Holdings will furnish to Sunshine Bancorp copies of all documents, statements and reports as it or Community Bank shall send to its shareholders, the FDIC, the Office, or any other Regulatory Authority, except as legally prohibited thereby. Within 28 days after the end of each month, CS Holdings will deliver to Sunshine Bancorp a list and description of loans originated by Community Bank since the prior month end.

(c) CS Holdings will advise Sunshine Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of CS Holdings or any of Community Bank except as legally prohibited thereby.

(d) With reasonable promptness, CS Holdings will furnish to Sunshine Bancorp such additional financial data that CS Holdings possesses and as Sunshine Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 5.05 Maintenance of Insurance.

CS Holdings shall maintain, and cause Community Bank to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.06 Disclosure Supplements.

From time to time prior to the Effective Time, CS Holdings will promptly supplement or amend the CS Holdings Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CS Holdings Disclosure Schedule or which is necessary to correct any information in such CS Holdings Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such CS Holdings Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8.

Section 5.07 Consents and Approvals of Third Parties.

CS Holdings shall use its best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08 Best Efforts.

Subject to the terms and conditions herein provided, CS Holdings agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09 Failure to Fulfill Conditions.

In the event that CS Holdings determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Sunshine Bancorp.

Section 5.10 Shareholder Litigation.

CS Holdings shall give Sunshine Bancorp prompt notice of any shareholder litigation against CS Holdings and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Sunshine Bancorp the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Sunshine Bancorp’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.11 Board of Directors and Committee Meetings.

CS Holdings and Community Bank shall permit representatives of Sunshine Bancorp (no more than two) to, from time to time, attend meetings of its board of directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that neither CS Holdings nor Community Bank shall be required to permit the Sunshine Bancorp representative to be or to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CS Holdings or during any other matter that CS Holdings would not be required to disclose under Section 5.03(b) hereof.

Section 5.12 No Solicitations.

(a) CS Holdings shall not, and shall cause Community Bank and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “CS Holdings Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Sunshine Bancorp) any information or data with respect to CS Holdings or Community Bank or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which CS Holdings is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by CS Holdings or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of CS Holdings or otherwise, shall be deemed to be a breach of this Agreement by CS Holdings. CS Holdings and CS Holdings Subsidiaries shall, and shall cause each of CS Holdings Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Sunshine Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CS Holdings or Community Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of CS Holdings or Community Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of CS Holdings and Community Bank on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of CS Holdings or Community Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of CS Holdings or Community Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.12(a), CS Holdings may take any of the actions described in clause (ii) of Section 5.12(a) only if: (i) CS Holdings has received a bona fide unsolicited written Acquisition Proposal, prior to the CS Holdings Shareholders Meeting, that did not result from a breach of this Section 5.12; (ii) the CS Holdings board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) CS Holdings has provided Sunshine Bancorp with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to CS Holdings or Community Bank or otherwise relating to an Acquisition Proposal, CS Holdings receives from such Person a confidentiality agreement with terms no less favorable to CS Holdings than those contained in the Confidentiality Agreement. CS Holdings shall promptly provide to Sunshine Bancorp any non-public information regarding CS Holdings or Community Bank provided to any other Person that was not previously provided to Sunshine Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the CS Holdings board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CS Holdings Common Stock or all, or substantially all, of the assets of CS Holdings and Community Bank on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of CS Holdings Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the CS Holdings Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approval or other risk associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the CS Holdings Shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) CS Holdings shall promptly (and in any event within twenty-four (24) hours) notify Sunshine Bancorp in writing if any proposal or offer is received by, any information is requested from, or any negotiation or discussion is sought to be initiated or continued with, CS Holdings or any CS Holdings Representative, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). CS Holdings agrees that it shall keep Sunshine Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request).

(d) Subject to Section 5.12(e), neither the CS Holdings board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Sunshine Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the CS Holdings Recommendation (as defined in Section 5.13), or make any statement, filing or release, in connection with CS Holdings Shareholders Meeting or otherwise, inconsistent with the CS Holdings Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CS Holdings Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause CS Holdings or Community Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.12(b)) or (B) requiring CS Holdings to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.12(d), prior to the date of CS Holdings Shareholders Meeting, the CS Holdings board of directors may approve or recommend to the shareholders of CS Holdings a

Superior Proposal and withdraw, qualify or modify the CS Holdings Recommendation in connection therewith (a “CS Holdings Subsequent Determination”) after the third (3rd) Business Day following Sunshine Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from CS Holdings advising Sunshine Bancorp that the CS Holdings board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.12) constitutes a Superior Proposal (it being understood that CS Holdings shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that CS Holdings proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the CS Holdings board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to CS Holdings’ shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Sunshine Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Sunshine Bancorp shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), the CS Holdings board of directors has again in good faith made the determination (A) in clause (i) of this Section 5.12(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the CS Holdings Recommendation or the making of an CS Holdings Subsequent Determination by the CS Holdings board of directors shall not change the approval of the CS Holdings board of directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested shareholder” or similar law to be inapplicable to this Agreement and the CS Holdings Voting Agreements and the transactions contemplated hereby and thereby, including the Mergers.

(f) Nothing contained in this Section 5.12 shall prohibit CS Holdings or the CS Holdings board of directors from complying with CS Holdings’ obligations required under Rules 14d-9 (as if such rule were applicable to CS Holdings) and 14e-2(a) (as if such rule were applicable to CS Holdings) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in CS Holdings Recommendation unless the CS Holdings board of directors reaffirms CS Holdings Recommendation in such disclosure.

Section 5.13. Shareholders Meeting.

CS Holdings will submit to its shareholders this Agreement and all other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, CS Holdings will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “CS Holdings Shareholders Meeting”) as promptly as practicable, but in no event later than seventy-five (75) days following execution of this Agreement for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement; provided however, that the CS Holdings Shareholders Meeting shall be held no later than May 31, 2015. CS Holdings agrees that its obligations pursuant to this Section 5.13 shall not be affected by the commencement, public proposal, public disclosure or communication to CS Holdings of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.12(e), CS Holdings shall: (i) through CS Holdings’ board of directors, recommend to its shareholders approval and adoption of this Agreement (the “CS Holdings Recommendation”); (ii) include such recommendation in the proxy statement for such CS Holdings Shareholders Meeting and (iii) use commercially reasonable efforts to obtain from the CS Holdings Shareholders a vote approving and adopting this Agreement. For the purposes of holding the CS Holdings Shareholders Meeting, CS Holdings shall draft and prepare a proxy statement satisfying all applicable requirements of applicable laws (the “Proxy Statement”) and cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. CS Holdings shall provide Sunshine Bancorp with appropriate opportunity to review and comment on its Proxy Statement (not less than thirty (30) days prior to the mailing of the Proxy Statement to CS Holdings shareholders or fifteen (15) days prior to the filing of any applications with a Regulatory Authority which requires inclusion of the Proxy Statement), and shall incorporate all appropriate comments thereto.

Section 5.14 CS Holdings 401(k) Plan.

The CS Holdings 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”). As soon as practicable, CS Holdings shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the CS Holdings 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the CS Holdings 401(k) Plan upon termination, the account balances in the CS Holdings 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct. CS Holdings shall adopt or cause to adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.14.

Section 5.15 CS Holdings Stock Option Plans and CS Holdings Warrant Plans

The CS Holdings Stock Option Plans and the CS Holdings Warrant Plans shall be terminated as of the Effective Time. CS Holdings shall adopt or cause to adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.15.

ARTICLE 6

COVENANTS OF SUNSHINE BANCORP

Section 6.01 Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of CS Holdings, which consent will not be unreasonably withheld, Sunshine Bancorp will, and it will cause each Sunshine Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises.

Section 6.02 Disclosure Supplements.

From time to time prior to the Effective Time, Sunshine Bancorp will promptly supplement or amend the Sunshine Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Sunshine Bancorp Disclosure Schedule or which is necessary to correct any information in such Sunshine Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Sunshine Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8.

Section 6.03 Consents and Approvals of Third Parties.

Sunshine Bancorp shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. In furtherance thereof, provided that Sunshine Bancorp timely receives all information reasonably requested in writing from CS Holdings concerning CS Holdings and Community Bank, Sunshine Bancorp shall use its best efforts to file all applications required to obtain each Regulatory Approval within forty-five (45) days of the date of this Agreement. Sunshine Bancorp shall timely file with the SEC all reports required under applicable laws relating to this Agreement and the transactions contemplated thereby.

Section 6.04 Best Efforts.

Subject to the terms and conditions herein provided, Sunshine Bancorp agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.05 Failure to Fulfill Conditions.

In the event that Sunshine Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CS Holdings and become subject to the provisions of Article 10 of this Agreement, as applicable.

Section 6.06 Employee and Termination Benefits; Directors and Management

(a) Except as otherwise provided in this Agreement, Sunshine Bancorp will review all CS Holdings Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any CS Holdings Compensation and Benefit Plan is frozen or terminated by Sunshine Bancorp, Sunshine Bancorp will use best efforts so that the former employees of CS Holdings or Community Bank who become employees of Sunshine Bancorp or Sunshine Bank immediately following the Effective Time (“Continuing Employees”) will become eligible to participate in any employee benefit plan of Sunshine Bancorp or Sunshine Bank (“Sunshine Bancorp Compensation and Benefit Plan”) of similar character and provided to similarly-situated employees (to the extent that one exists, other than any Sunshine Bancorp or Sunshine Bank non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a Sunshine Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) shall be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CS Holdings or Community Bank prior to the Effective time, provided, however that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits; and provided further, that no prior service credit shall be given for any purpose under the Sunshine Bank ESOP. This Agreement shall not be construed to limit the ability of Sunshine Bancorp or Sunshine Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Sunshine Bancorp hereunder or by operation of law, Sunshine Bancorp or Sunshine Bank shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of CS Holdings or any CS Holding Subsidiary as of the Effective Time.

(b) Simultaneous with the execution of this Agreement, Sunshine Bancorp shall enter into a settlement, consulting and non-competition agreement with Michael Micallef, the Chief Executive Officer and President of CS Holdings and Community Bank to be effective as of, and subject to the occurrence of the Effective Time, which agreement shall set forth the terms and conditions of Mr. Micallef’s severance and other relationships with Sunshine Bancorp and Sunshine Bank, and shall supersede and replace

Mr. Micallef’s employment agreement with CS Holdings or Community Bank. Sunshine Bancorp shall honor all other employment agreements set forth on CS Holdings Disclosure Schedule 3.12(a), except to the extent that any such agreements are superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties. The estimated amounts payable under such employment agreements are provided in the Benefits Schedule.

(c) In the event of any termination of any CS Holdings or Community Bank health plan or consolidation of any such plan with any Sunshine Bancorp or Sunshine Bank health plan, Sunshine Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Sunshine Bancorp and Sunshine Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a CS Holdings or Community Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the Sunshine Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CS Holdings or Community Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Sunshine Bancorp or Sunshine Bank and their dependents. In the event of a termination or consolidation of any CS Holdings or Community Bank health plan, terminated employees of CS Holdings or Community Bank and qualified beneficiaries will have the right to continued coverage under group health plans of Sunshine Bancorp in accordance with COBRA.

(d) Sunshine Bancorp shall no later than the Effective Time: (i) take such actions as permitted to irrevocably terminate the CS Holdings SERP; and (ii) subject to the execution of an acknowledgment of payment agreement with Sunshine Bancorp and Sunshine Bank in form satisfactory to the parties, distribute to each participant thereunder in accordance with the terms of the CS Holdings SERP and Section 409A of the Code, a lump sum cash amount equal to the liquidation value of such participant’s vested accrued benefit. The liquidation value of each participant’s accrued benefit under the CS Holdings SERP to be paid at the Effective Time shall be determined by CS Holdings and approved by Sunshine Bancorp no later than ten (10) business days prior to the Effective Time. The projected vested accrued benefits payable under the CS Holdings SERP are set forth in the Benefits Schedule.

(e) Each full-time employee of CS Holdings or Community Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Sunshine Bancorp or Sunshine Bank (or CS Holdings, as directed by Sunshine Bancorp) equal to two (2) weeks of pay at the rate then in effect, for each full year of employment with CS Holdings or Community Bank, up to a maximum of twenty six (26) weeks, provided that such employee enters into a release of claims against CS Holdings and Sunshine Bancorp, their Subsidiaries and Affiliates in a form satisfactory to Sunshine Bancorp.

(f) Effective as of the Closing Date, Sunshine Bancorp shall cause all members of the board of directors of CS Holdings as of the date of this Agreement who do not become members of the board of directors of Sunshine Bancorp, if such persons are willing to serve, to be elected or appointed as members of an advisory board (the “Advisory Board”) to be established by Sunshine Bancorp, the function of which shall be to assist Sunshine Bancorp to maintain CS Holdings’ customer relationships. Sunshine Bancorp shall maintain the Advisory Board for a period of at least twelve (12) months after the Closing Date. The Advisory Board shall meet on a quarterly basis and shall receive compensation for such service in an amount to be determined by Sunshine Bancorp prior to the Effective Time.

(g) Sunshine Bancorp and CS Holdings may wish to provide retention bonuses to employees of CS Holdings or Community Bank who remain employed at CS Holdings through the Effective Time. Any retention bonus paid to an employee of CS Holdings or Community Bank shall be subject to the prior approval of Sunshine Bancorp.

Section 6.07 Directors and Officers Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, Sunshine Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CS Holdings or Community Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Sunshine Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CS Holdings or Community Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as is permitted by Sunshine Bancorp under Maryland law and under Sunshine Bancorp’s Articles of Incorporation and Bylaws. Sunshine Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as is permitted by Sunshine Bancorp under Maryland law and under Sunshine Bancorp’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.07 upon learning of any Claim, shall notify Sunshine Bancorp (but the failure so to notify Sunshine Bancorp shall not relieve it from any liability which it may have under this Section 6.07, except to the extent such failure materially prejudices Sunshine Bancorp) and shall deliver to Sunshine Bancorp the undertaking referred to in the previous sentence.

(b) In the event that either Sunshine Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Sunshine Bancorp shall assume the obligations set forth in this Section 6.07.

(c) Sunshine Bancorp shall maintain, or shall cause Sunshine Bank to maintain, in effect for up to six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of CS Holdings (provided, that Sunshine Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of CS Holdings and Community Bank) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Sunshine Bancorp be required to expend pursuant to this Section 6.07(c) an aggregate amount in excess of 175% of the annual cost currently expended by CS Holdings with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sunshine Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, CS Holdings agrees, in order for Sunshine Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for up to six years, to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims. For the avoidance of doubt, nothing contained in the Section 6.07(c) limits Sunshine Bancorp’s obligations under 6.07(a) or 6.07(b) or Sunshine Bancorp’s or CS Holdings’ obligations under Maryland or Florida law, respectively.

(d) The obligations of Sunshine Bancorp provided under this Section 6.07 are intended to be enforceable against Sunshine Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Sunshine Bancorp.

(e) To the extent a person is entitled to indemnification from Sunshine Bancorp pursuant to Section 6.07(a) with respect to a claim, cause of action or other liability, Sunshine Bancorp agrees to release such person with respect to such claim, cause of action or other liability.

Section 6.08 No Acquisitions and No Sale.

Sunshine Bancorp agrees that from the date of this Agreement to the Effective Time, it will not, and it will cause each Sunshine Bancorp Subsidiary not to, enter into an agreement to acquire another depository institution or to sell to another entity, without the prior written consent of CS Holdings.

ARTICLE 7

REGULATORY AND OTHER MATTERS

Section 7.01 Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and Sunshine Bancorp will make and cause Sunshine Bank to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall Sunshine Bancorp or Sunshine Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Sunshine Bancorp or Sunshine Bank of all or any material portion of the business or assets of CS Holdings or Community Bank, (b) compel Sunshine Bancorp or Sunshine Bank to dispose of or hold separate all or any material portion of the business or assets of CS Holdings or Community Bank, or (c) otherwise materially impair the value of CS Holdings and Community Bank to Sunshine Bancorp and Sunshine Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. CS Holdings and its counsel shall have the right to review, and to consult with Sunshine Bancorp and Sunshine Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Sunshine Bancorp shall give CS Holdings and its counsel the opportunity to review, and to consult with Sunshine Bancorp and Sunshine Bank on, each filing prior to its being filed with a Regulatory Authority and shall give CS Holdings and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority. Sunshine Bancorp and Sunshine Bank shall promptly advise CS Holdings upon receiving any written communication from any Regulatory Authority or Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, and promptly provide to CS Holdings a copy of such communication.

ARTICLE 8

CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of the parties under this Agreement shall be subject to the fulfillment at or, to the extent permitted by law, waiver by all parties prior to, the Closing Date of the following conditions:

(a) CS Holdings Shareholder Approval. The CS Holdings Shareholder Approval shall have been obtained.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to Sunshine Bancorp or CS Holdings, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

(d) Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Sunshine Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

Section 8.02 Conditions to the Obligations of Sunshine Bancorp and Merger Sub under this Agreement.

The obligations of Sunshine Bancorp and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver by Sunshine Bancorp and Merger Sub of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of CS Holdings set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of CS Holdings that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and CS Holdings shall have delivered to Sunshine Bancorp a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and CS Holdings as of the Effective Time.

(b) Agreements and Covenants. CS Holdings shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Sunshine Bancorp shall have received a certificate signed on behalf of CS Holdings by the Chief Executive Officer and Chief Financial Officer of CS Holdings to such effect dated as of the Closing Date.

(c) Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of CS Holdings Common Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their CS Holdings Common Stock as Dissenting Shares.

(d) Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger or the Bank Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

(e) CS Holdings Series A Preferred Stock. Sunshine Bancorp shall have received written evidence from the U.S. Treasury reasonably satisfactory to Sunshine Bancorp that (i) the Merger will not be deemed to breach Annex C to the Securities Purchase Agreement, dated September 20, 2011, by and between the U.S. Treasury and CS Holdings, and (ii) the exchange of CS Holdings Series A Preferred Stock for Sunshine Bancorp Series A Preferred Stock with rights, preferences, privileges, voting powers, limitations and restrictions that are substantially identical to those of CS Holdings Series A Preferred Stock, as contemplated by this Agreement, would comply with the requirements of Section 7(d) of the Certificate of Designation for the CS Holdings Series A Preferred Stock. In the alternative, either CS Holdings or Sunshine Bancorp has received unconditional approval from the U.S. Treasury to irrevocably redeem all outstanding shares of CS Holdings Series A Preferred Stock.

(f) Certificates. CS Holdings will furnish to Sunshine Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 as Sunshine Bancorp may reasonably request.

Section 8.03 Conditions to the Obligations of CS Holdings under this Agreement.

The obligations of CS Holdings under this Agreement shall be further subject to the satisfaction of the conditions set forth in Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Sunshine Bancorp set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Sunshine Bancorp that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Sunshine Bancorp shall have delivered to CS Holdings a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and Sunshine Bancorp as of the Effective Time.

(b) Agreements and Covenants. Sunshine Bancorp and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and CS Holdings shall have received a certificate signed on behalf of Sunshine Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

(c) Payment of Merger Consideration. Sunshine Bancorp shall have delivered the Merger Consideration to the Exchange Agent one business day prior to the Closing Date and the Exchange Agent shall provide CS Holdings with a certificate evidencing such delivery.

(d) Certificates. Sunshine Bancorp will furnish to CS Holdings with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 as CS Holdings may reasonably request.

ARTICLE 9

THE CLOSING

Section 9.01 Time and Place.

Subject to the provisions of Articles 9 and 10 hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Sunshine Bancorp, at the offices of Luse Gorman, pc, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Sunshine Bancorp and CS Holdings mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Sunshine Bancorp and CS Holdings the certificates, and other documents and instruments required to be delivered at the Closing under Article 8 hereof. One business day prior to the Closing, Sunshine Bancorp shall have delivered the Merger Consideration as set forth under Section 8.03 hereof.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CS Holdings:

(a) by the mutual written agreement of Sunshine Bancorp and CS Holdings;

(b) by the board of directors of either Sunshine Bancorp or CS Holdings (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) by the board of directors of either Sunshine Bancorp or CS Holdings (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) by the board of directors of either Sunshine Bancorp or CS Holdings if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Sunshine Bancorp and CS Holdings; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by the board of directors of either Sunshine Bancorp or CS Holdings if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not issue any Regulatory Approval, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by the board of directors of either Sunshine Bancorp or CS Holdings, if the shareholders of CS Holdings shall have voted at the CS Holdings Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(g) by the board of directors of Sunshine Bancorp, (i) if CS Holdings shall have materially breached its obligations under Section 5.12 or 5.13 of this Agreement or (ii) if the CS Holdings board of directors does not recommend in the proxy statement for the CS Holdings Shareholders Meeting that the CS Holdings Shareholders approve and adopt this Agreement or if, after making the CS Holdings Recommendation in the proxy statement for the CS Holdings Shareholders Meeting, the CS Holdings board of directors makes a CS Holdings Subsequent Determination;

(h) By the board of directors of Sunshine Bancorp if CS Holdings has received a Superior Proposal, and in accordance with Section 5.12 of this Agreement, the board of directors of CS Holdings has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or made a CS Holdings Subsequent Determination in a manner adverse to Sunshine Bancorp; or

(i) By the board of directors of CS Holdings, and subject to CS Holdings’ compliance with Section 10.02(b), if CS Holdings has received a Superior Proposal, and in accordance with Section 5.12 of this Agreement, the board of directors of CS Holdings has made a determination to accept such Superior Proposal.

Section 10.02 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 10.02 (including with respect to Section 10.02(b)(ii), any other provision of this Agreement relevant to the applicable willful breach), 11.01, 11.02, 11.04, 11.05, 11.06, 11.09, 11.10, 11.11, 11.14 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) Except in the case of fraud, if this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with Section 11.14.

(ii) Except to the extent that a termination described in Section 10.02(b)(iii) below, in the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall pay to the non-breaching party liquidated damages of $750,000 as well as all reasonable costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Notwithstanding the foregoing, the non-breaching party may seek specific performance pursuant to Section 11.11 in lieu of the liquidated damages provided for in this Section 10.02(b)(ii).

(iii) As a condition of Sunshine Bancorp’s willingness, and in order to induce Sunshine Bancorp, to enter into this Agreement, and to reimburse Sunshine Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CS Holdings hereby agrees to pay Sunshine Bancorp, and Sunshine Bancorp shall be entitled to payment of: (A) a fee of $1.4 million (the “Termination Fee”) and (B) cash in an amount equal to Sunshine Bancorp’s out-of-pocket legal, accounting, financial advisory, due diligence and consulting expenses incurred in connection with the transactions contemplated by this Agreement, but not to exceed $350,000 (the “Expense Reimbursement”). The Termination Fee and the Expense Reimbursement shall be paid within three (3) business days after written demand for payment is made by Sunshine Bancorp, following the occurrence of any of the events set forth below:

(A) The termination of this Agreement by CS Holdings pursuant to Section 10.01(i) or by Sunshine Bancorp pursuant to Section 10.01(h); or

(B) The entering into a definitive agreement by CS Holdings relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CS Holdings within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by Sunshine Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by CS Holdings (in the case of a payment made under Section 10.02(b)(ii), such payment will be credited towards the payment of the Termination Fee pursuant to this Section 10.02(b)(iii)(B)(i)); or (ii) the failure of the shareholders of CS Holdings to approve this Agreement after the public disclosure of an Acquisition Proposal; or

(C) The termination of this Agreement by Sunshine Bancorp pursuant to Section 10.01(g).

(iv) The right to receive payment of the Termination Fee and the Expense Reimbursement under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Sunshine Bancorp against CS Holdings and Community Bank and their respective officers and directors with respect to a termination under Section 10.02(b)(iii)(A), (B) or (C).

(v) Sunshine Bancorp shall be reimbursed by CS Holdings for all fees, costs and other expenses incurred by Sunshine Bancorp in connection with enforcing its right to the Termination Fee and the Expense Reimbursement.

Section 10.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CS Holdings), the Parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CS Holdings, there may not be, without re-obtaining the CS Holdings Shareholder Approval, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to CS Holdings’ shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Confidentiality.

Except as specifically set forth herein, Sunshine Bancorp and CS Holdings mutually agree to be bound by the terms of the confidentiality and non-disclosure agreement dated November 28, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

Section 11.02 Public Announcements.

CS Holdings and Sunshine Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CS Holdings nor Sunshine Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to Sunshine Bancorp or Merger Sub to:

Andrew S. Samuel

President and Chief Executive Officer

Sunshine Bancorp, Inc.

102 West Baker Street

Plant City, Florida 33563

Email: a.samuel@mysunshinebank.com

with a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attn:	Eric Luse, Esq.
Benjamin M. Azoff, Esq.
Fax: (202) 362-2902
	Email:	eluse@luselaw.com
bazoff@luselaw.com

(b) If to CS Holdings to:

Michael A. Micallef

President and Chief Executive Officer

Community Southern Holdings, Inc.

3340 South Florida Avenue

Lakeland, Florida 33803

Email: MMicallef@communitysouthernbank.com

with a copy to:

Igler and Pearlman, P.A.

2075 Centre Pointe Boulevard, Suite 101

Tallahassee, Florida 32308

Attn:	A. George Igler, Esq.
Richard Pearlman, Esq.
Fax: (850) 878-1230
	Email:	george.igler@iglerlaw.com
richard.pearlman@iglerlaw.com

or such other address as shall be furnished in writing by any party.

Section 11.05 Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 2 and Sections 6.07 and this 11.05, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There is no restriction, agreement, promise, warranty, covenant or undertakings between the parties other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 11.07 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09 Governing Law.

This Agreement shall be governed by the laws of the State of Florida, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Florida, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Florida.

Section 11.12 Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.14 Expenses

Whether or not the Mergers are consummated, except as expressly provided herein all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 11.15 No Presumption Against Drafting Party

Sunshine Bancorp and CS Holdings each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUNSHINE BANCORP, INC.

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

SUNSHINE INTERIM CORP.

By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

COMMUNITY SOUTHERN HOLDINGS, INC.

By:	/s/ Michael A. Micallef
Michael A. Micallef
Chief Executive Officer and President